Exhibit 19.1
INSIDER TRADING POLICY
Adopted on November 18, 2025
This Insider Trading Policy (the “Policy”) sets forth the standards and procedures that all employees and trustees of Rithm Perpetual Life Residential Trust (the “Trust”) as well as by the employees, officers and other personnel of RCM GA Manager LLC (the “Adviser”) and any of its affiliates who, in the course of their duties, may have access to material nonpublic information regarding the Trust or its securities (the “Adviser Personnel”), must follow with respect to transactions in the Trust’s securities and the handling of confidential information about the Trust and the companies with which it does business. “Trust Securities” include the Trust’s common shares, options to purchase common shares, preferred shares, bonds and other debt securities, convertible debentures, warrants and any other types of securities the Trust may issue, as well as derivative securities not issued by the Trust relating to securities of the Trust. The Trust will not trade in Trust Securities in violation of applicable securities laws or stock exchange listing standards.
This Policy is subject to modification from time to time as the Board of Trustees of the Trust deems necessary or advisable.
1.Prohibition Against Trading on Material Nonpublic Information
During the course of your service at the Trust or the Adviser, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Trust Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include:
•financial results or changes to previously released financial results or estimates
•earnings information or earnings guidance
•known but unannounced future earnings or losses or earnings guidance
•execution or termination of significant contracts
•news of a pending or proposed merger, acquisition, tender offer, joint venture or
•changes in assets
•significant developments to the Trust’s relationships with counterparties
•changes in dividend policy
•new product or announcement of a significant nature
•new investments or financings or developments regarding investments or financings
•share splits
•new equity or debt offerings
•defaults on senior securities, calls of securities for redemption, or repurchase plans
•positive or negative developments in outstanding litigation or government actions
•significant litigation exposure due to actual or threatened litigation
•write-downs and additions to reserves for contingencies

•expansion or curtailment of operations
•changes in analyst recommendations or debt ratings
•extraordinary borrowing or other financing transactions out of the ordinary course
•changes in auditors or auditor notification that the Trust may no longer rely on an audit report
•regulatory approvals or changes in regulations and any analysis of how they affect the Trust
•changes in control or management
•changes in control
•significant cybersecurity event
Note that this list is merely illustrative and not exhaustive.
“Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Trust with the U.S. Securities and Exchange Commission, or in a press release by the Trust or announcement of the information in major newswire services, national news publications, or financial news services. Even after the Trust has released information to the press or the information has been reported, at least 24 hours must elapse before you trade in Trust Securities. The circulation of rumors, even if accurate and reported in the media, may not constitute effective public dissemination, and you should presume that information is nonpublic unless you can point to the official release of that information by the Trust.
If you are aware of material nonpublic information regarding the Trust you are prohibited from trading (including requesting repurchases) in Trust Securities. You also are prohibited from “tipping,” which means directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Trust Securities. Furthermore, if you are aware of material nonpublic information regarding the Trust, you are prohibited from gifting Trust Securities.
You are also prohibited from trading in the securities of another company at any time when you have material nonpublic information that could affect the price of that company’s securities. For example, if you learn material nonpublic information about another company with which the Trust does business, such as a supplier, customer or joint venture partner, or you learn that the Trust is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full business day.
This Policy against trading securities when in possession of material nonpublic information applies to all employees and trustees of the Trust, Adviser Personnel, as well as their respective family members (“Covered Persons”). For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It also applies to former employees and trustees of the Trust, former Adviser Personnel and their respective family members, with respect to material nonpublic information obtained during their service to the Trust. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
The foregoing restrictions are in addition to the restrictions below.
2.Permitted Trading Periods

Typically, Trust executive officers and trustees, as well as Adviser Personnel who are designated by the Trust’s Chief Legal Officer as subject to trading-window and their respective family members and Controlled Entities may trade in or gift Trust Securities only during the period commencing one full business day following a release of quarterly results and ending on the last day of the second month of the quarter in which the window opened (the “Trading Window”). However, the Chief Legal Officer may, in his or her reasonable judgment, may modify the scheduled opening or closing dates of the Trading Window. Nonetheless, as mentioned above, no trade or gift of Trust Securities may be made during these Trading Windows if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full business day.
The Trust, at the sole discretion of the Chief Legal Officer, shall have the right to (a) decline to open the Trading Window or otherwise prohibit trading in some or all Trust Securities for some or all Covered Persons at a time when the trading window would otherwise be open, (b) open the trading window for some or all Covered Persons or otherwise allow trading in some or all Trust Securities by some or all Covered Persons at any time during which the trading window would otherwise be closed, or (c) amend the Policy. Affected individuals will be notified of any such changes or amendments.
In addition to scheduled quarterly Trading Windows, the Chief Legal Officer may impose event-specific blackout periods when developments involving the Trust or its securities are, in the Chief Legal Officer’s judgment, material and nonpublic. Covered Persons who are aware of such events will be notified when trading is prohibited and, as appropriate, when the restriction is lifted. Covered Persons must treat the existence of an event-specific blackout period itself as confidential.
3.Pre-clearance; Reporting Trades
In addition to complying with the prohibition on trading during scheduled and eventspecific special blackout periods in Section 2 above, the Trust’s Covered Persons must first obtain pre-clearance from the Trust’s Chief Legal Officer before engaging in any transaction in Trust Securities, including gifts. Trustees should request pre-clearance by emailing the amount and nature of the proposed transaction to TradingClearance@rithmcap.com. Covered Persons other than trustees shall request pre-clearance through ACA ComplianceAlpha (or such similar compliance platform containing a pre-clearance mechanism employed by the Trust’s external adviser at the time). If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within one (1) business day of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Trust Securities and should not inform any other person of the restriction.
Pre-clearance approval does not constitute legal advice or a determination that the transaction complies with applicable securities laws. Each individual subject to preclearance requirement is individually responsible for ensuring that their transactions comply with this Policy and all applicable laws. We require that all executive officers and trustees submit to the Trust’s Chief Legal Officer a copy of any trade order or confirmation relating to the purchase, sale or gift of Trust Securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and trustees and help ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Trust’s.
4.Hedging Transactions; Margin Accounts and Pledges
Hedging transactions may insulate you from upside or downside price movement in Trust Securities which can result in the perception that you no longer have the same interests as the Trust’s other shareholders. Accordingly, Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Trust Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments.

Securities that are margined may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Trust Securities, Covered Persons are prohibited from margining Trust Securities or pledging Trust Securities as collateral for a loan.
5.Options and Short Sales.
No Covered Person shall, under any circumstances, engage in a “short” sale of Trust Securities, even during an open Trading Window. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Certain put and call options may in some instances constitute a short sale and are therefore prohibited.
Additionally, no Covered Person shall any transaction in options, puts, calls or other derivative securities relating to a Trust Security, including transactions on an exchange or in any other organized market, are prohibited. A transaction in options is, in effect, a bet on the short-term movement of a security. Therefore, a transaction by a Covered Person in options relating to Trust Securities may create the appearance that the trade is based on material non-public information. In addition, transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Trust’s long-term objectives.
6.Short-Swing Trading/Control Stock/Section 16 Reports
Executive officers and trustees subject to the reporting obligations under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.
7.Duration of Policy’s Applicability
This Policy continues to apply to your transactions in Trust Securities or the securities of other public companies engaged in business transactions with the Trust even after your employment or trusteeship with the Trust has terminated. If you are in possession of material nonpublic information when your relationship with the Trust concludes, you may not trade in Trust Securities or the securities of such other company until the information has been publicly disseminated or is no longer material.
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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER OR CHIEF COMPLIANCE OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGMENT
The undersigned acknowledges that he/she has read this Insider Trading Policy and agrees to comply with the restrictions and procedures contained herein.

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